                                                                    EXHIBIT 11.1

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                          THREE MONTHS ENDED DECEMBER 31, 2001
                                                     ------------------------------------------------
                                                       NUMBER               PERCENT        EQUIVALENT
                                                     OF SHARES            OUTSTANDING        SHARES
                                                     ----------           -----------      ----------

COMMON STOCK
   From Founders' Stock                               2,300,000             100.00%         2,300,000
   Stock Options Exercised                            2,508,997             100.00%         2,508,997
   Preferred Stock Converted to Common Stock         15,310,943             100.00%        15,310,943
   1994 Common Stock Offerings                       11,242,857             100.00%        11,242,857
   1995 Common Stock Offerings                        4,323,874             100.00%         4,323,874
   1996 Common Stock Offering                         6,000,000             100.00%         6,000,000
   1999 Treasury Stock Transaction                       (6,588)            100.00%            (6,588)
   March 2000 Debt Swap                               3,789,715             100.00%         3,789,715
   Canadian Transaction                                 714,286             100.00%           714,286
   Surrender/Cancelation of Stock                      (291,723)             17.29%           (50,441)
   Employee Stock Purchase Plan Shares Issued           190,651             100.00%           190,651
   Warrants Exercised                                   134,737             100.00%           134,737
                                                     ----------                          ------------
                                                     46,217,749                            46,459,031

WEIGHTED AVERAGE SHARES OUTSTANDING                                                        46,459,031

NET LOSS                                                                                 $(11,777,891)

NET LOSS PER SHARE                                                                       $      (0.25)
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